Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 7, 2008, is by and between TREEHOUSE FOODS, INC., a Delaware corporation (the “Company” and DENNIS F. RIORDAN (the “Executive”) and is, effective as of [DATE], 2008.
WITNESSETH:
     WHEREAS, Executive possesses the skills and experience necessary to serve as the Company’s Chief Financial Officer and a member of its management team; and
     WHEREAS, in light of these skills and experience, the Company desires to secure the services of Executive, and is willing to enter into this Agreement embodying the terms of the employment of Executive by the Company;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
     1. Employment. Upon the terms and subject to the conditions of this Agreement and, unless earlier terminated as provided in Section 6, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary of the Commencement Date; provided, however that the term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Commencement Date and each subsequent anniversary thereof unless not less than 90 days prior to such anniversary date either party shall give the other written notice that he or it does not want the term to extend as of such anniversary date. The period during which Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Period.”
     2. Position and Duties. During the Employment Period, Executive shall serve as the Senior Vice President and Chief Financial Officer of the Company and in such other position or positions with the Company and its majority-owned subsidiaries consistent with the foregoing position as the Board of Directors of the Company (the “Board”) may specify or the Company and Executive may mutually agree upon from time to time. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals at comparable publicly traded companies serving in the position or positions in which Executive serves hereunder. Executive shall devote substantially all his business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall perform such services to the best of his abilities. Subject to the provisions of Section 7, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs or (iii) serving on the board of directors or other governing body of any corporate or other business entity, so long as such service is not in violation of the covenants contained in Section 7 or the governance principles established for the Company by the Board, as in effect from time to time, provided that in no event may such activities, either individually or in the aggregate, materially interfere with the proper performance of Executive’s duties and responsibilities hereunder.

     3. Place of Performance. The Company has its headquarters office in the Chicago, Illinois metropolitan area (currently, Westchester, Illinois) at which Executive shall have his principal office.
     4. Compensation.
          (a) Base Salary. As of the Commencement Date, the Company shall pay Executive a base salary at the annual rate of $388,500. The Board shall review Executive’s base salary no less frequently than annually and may increase such base salary in its discretion. The amount of annual base salary payable under this Section 4(a) shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, including any increased annual base salary, without reduction for any amounts deferred as described above, is referred to herein as “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred in accordance with its standard payroll practices, but no less frequently than in equal monthly installments.
          (b) Incentive Compensation. For each full calendar year during the Employment Period, Executive shall be eligible to receive an annual incentive bonus from the Company, with a target bonus opportunity of not less than 60% of his Base Salary which will be payable, if at all, upon the achievement by Executive and/or the Company of performance objectives to be established by the Board in consultation with the Company’s Chief Executive Officer and communicated to Executive during the first quarter of such year (the “Incentive Compensation”). Without limiting the generality of the foregoing, the actual amount payable to Executive in respect of the Incentive Compensation may be more or less than the targeted opportunity (including zero) based on the actual results against the pre-established performance objectives. Such Incentive Compensation shall be paid at such time and in such manner as set forth in the relevant underlying annual incentive compensation plan document, as in effect from time to time.
     5. Benefits, Perquisites and Expenses.
          (a) Benefits. During the Employment Period, Executive shall be eligible to participate in:
          (i) each welfare benefit plan sponsored or maintained by the Company for its senior executive officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company; and
          (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior executive officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof, as the same may be amended from time to time.
          (b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior executive officers of the Company in accordance with the then current policies, practices and underlying program of the Company.

          (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and payable or reimbursable in accordance with the generally applicable policies and procedures of the Company.
          (d) Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any subsidiary or affiliate thereof, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, in each case, service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or by-laws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. If Executive serves as a director, officer, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, in each case, service with respect to employee benefit plans) which is a subsidiary or affiliate of the Company, it shall be presumed for purposes of this Section 6(d) that Executive serves or served in such capacity at the request of the Company. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers or directors.
     6. Termination of Employment.
          (a) Early Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of:
          (i) a termination of Executive’s employment on account of Executive’s death;
          (ii) a Termination due to Disability;
          (iii) a Termination for Cause;
          (iv) a Termination Without Cause;
          (v) a Termination for Good Reason;,

          (vi) a Termination due to Retirement; or
          (vii) a Voluntary Termination.
          (b) Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to his death or as a result of a Termination due to Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 6(e). For purposes of this Agreement, “Termination due to Disability” means a termination of Executive’s employment upon written notice from the Company because Executive has been incapable, regardless of any reasonable accommodation by the Company, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of more than:
          (i) four consecutive months; or
          (ii) an aggregate of six months in any twelve month period.
Any question as to the existence or extent of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician jointly selected by the Company and Executive. If the Company and Executive cannot agree on the physician to make the determination, then the Company and Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.
          (c) Termination by the Company. The Company may terminate Executive’s employment with the Company with or without Cause. “Termination for Cause” means a termination of Executive’s employment by the Company due to Cause. “Cause” means:
          (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge;
          (ii) Executive’s gross neglect or willful and intentional gross misconduct in the performance of, or willful, substantial and continual refusal by Executive in breach of this Agreement to perform, the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof;
          (iii) any material breach by Executive of Section 7 of this Agreement; or
          (iv) a material breach by Executive of the Code of Ethics applicable to the Company’s employees, as in effect from time to time;
provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board provides Executive, within 90 days of the Board learning of such act or acts or failure or failures to act:

          (A) written notice of the intention to terminate him for Cause, which notice states in detail clearly and fully the particular act or acts or failure or failures to act that constitute the grounds on which the Board reasonably believes in good faith constitutes “Cause”; and
          (B) an opportunity, within thirty (30) days following Executive’s receipt of such notice, to meet in person with the Board to explain or defend the alleged act or acts or failure or failures to act relied upon by the Board and, to the extent such cure is possible, to cure such act or acts or failure or failures to act.
If such conduct is cured to the reasonable satisfaction of the Board, such notice of termination shall be revoked. Further, no act or acts or failure or failures to act shall be considered “willful” or “intentional” if taken in good faith and Executive reasonably believed such act or acts or failure or failures to act were in the best interests of the Company.
          (d) Termination by Executive. Executive may terminate his employment with the Company for Good Reason, for Retirement or in a Voluntary Termination. A “Termination for Good Reason” by Executive means a termination of Executive’s employment by Executive within 90 days following:
          (i) a reduction in Executive’s annual Base Salary or target Incentive Compensation opportunity;
          (ii) the failure to elect or reelect Executive to any of the positions described in Section 2 above or the removal of him from any such position;
          (iii) a material reduction in Executive’s duties and responsibilities or the assignment to Executive of duties and responsibilities which are materially inconsistent with his duties or which materially impair Executive’s ability to function in the position specified in Section 2;
          (iv) a material breach of any material provision of this Agreement by the Company; or
          (v) the failure by the Company to obtain the assumption agreement referred to in Section 8(b) of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.
Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason:
          (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason; or
          (B) unless Executive shall have delivered a written notice to the Board within 60 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 10 days of the receipt of such notice.

A “Termination due to Retirement” means Executive’s voluntary termination of employment after having:
          (I) completed at least five (5) years of service with the Company; and
          (II) the sum of the Executive’s attained age and length of service with the Company is at least 62 (or such lower number as the Board shall permit).
A “Voluntary Termination” shall mean a termination of employment by Executive that is not a Termination for Good Reason, a Termination due to Retirement or a Termination due to Disability, and which occurs on the 90th day after Executive shall have given the Company written notice of his intent to terminate his employment (or as of such later date as Executive shall specify in such notice).
          (e) Payments and Benefits Upon Certain Terminations.
          (i) In the event of the termination of Executive’s employment for any reason (including a Voluntary Termination), Executive shall be entitled to any Earned Compensation (as defined in subparagraph (v)(D) of this paragraph (e) immediately below) owed to Executive but not yet paid and the Vested Benefits (as defined in subparagraph (v)(H) of this paragraph (e) immediately below).
          (ii) In the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason, Executive shall receive the Basic Payment (as defined in subparagraph (v)(A) of this paragraph (e) immediately below). Notwithstanding the foregoing, with respect to the legally required six month delay in payment of the Basic Payment in the preceding sentence, the Executive shall also be entitled to an earnings component equal to the Basic Payment multiplied by the relevant short-term semi-annual applicable federal rate issued by the IRS for the month in which such Basic Payment is scheduled to be paid to the Executive; provided, however, such earnings component shall also be paid in a lump sum at the same time as the Basic Payment.
          (iii) In lieu of the Basic Payment, in the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason within the 24 month period immediately following a Change of Control, Executive shall receive the Special Payment (as defined in subparagraph (v)(F) of this paragraph (e) immediately below) in a lump sum payment no later than ten (10) days following the seventh-month anniversary of the date of such termination event. Notwithstanding the foregoing, with respect to the legally required six month delay in payment of the Special Payment in the preceding sentence, the Executive shall also be entitled to an earnings component equal to the Special Payment multiplied by the relevant short-term semi-annual applicable federal rate issued by the IRS for the month in which such Special Payment is scheduled to be paid to the Executive; provided, however, such earning component shall also be paid in a lump sum at the same time as the Special Payment.
          (iv) In the event of a Termination due to Disability, a Termination Without Cause or a Termination for Good Reason, Executive shall be entitled to continued participation in all medical, dental, hospitalization and life insurance coverage in which he was participating on the date of the termination of his employment until the earlier of:
          (A) the third anniversary of his termination of employment;
          (B) Executive’s death (provided that benefits provided to Executive’s spouse and dependents shall not terminate upon Executive’s death); or
          (C) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis).
If the Executive’s coverage terminates due to something other than Clauses (A), (B) or (C) above, the Company shall provide Executive with a lump sum payment in an amount equal to the number of remaining months of coverage to which he is entitled times the then applicable premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires.
          (v) Certain Definitions. For purposes of this Section 6, capitalized terms have the following meanings.
          (A) “Basic Payment” means an amount equal to:
          (I) two (2) times the annual Base Salary that is currently payable to Executive immediately prior to the end of the Employment Period (or in the event a reduction in Base Salary is the basis for a Termination for Good Reason, then the Base Salary in effect immediately prior to such reduction) with such amount being paid in a lump sum payment no later than ten (10) days following the seventh-month anniversary of the date of the Executive’s termination event; and
          (II) two (2) times the Target Incentive Compensation (as defined in subparagraph (v)(G) of this paragraph (e) immediately below) for the calendar year in which the Employment Period ends pursuant to Section 6(a), with such Target Incentive Compensation being paid when all other executives are paid their incentive compensation related to such calendar year, at such time and in such manner as set forth in the relevant underlying annual incentive compensation plan document, as in effect from time to time.
          (B) “Change of Control” means the occurrence of any of the following events:
          (I) any “person” (as such term is used in Section 13(d) of the Exchange Act, but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
          (II) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or
          (III) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or
          (IV) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.
          (C) “Date of Termination” means:
          (I) if Executive’s employment is terminated by his death, the date of his death; and
          (II) if Executive’s employment is terminated for any other reason, the date specified in a notice of termination delivered to Executive by the Company (or if no such date is specified, the date such notice is delivered).
          (D) “Earned Compensation” means the sum of:
          (I) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 6(a) paid in a lump sum no later than fifteen (15) days following the end of the Employment Period;
          (II) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Employment Period ends that has not been paid on or prior to the date the Employment Period ends (other than (1) Base Salary and (2) Incentive Compensation deferred pursuant to Executive’s election) and paid at the time all other executives are paid with respect to the preceding calendar year in accordance with the underlying incentive plan terms and conditions;
          (III) any accrued but unused vacation days paid in accordance with the underlying program terms and conditions; and
          (IV) any business expenses incurred on or prior to the date of the Executive’s termination that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect.
          (E) “Pro-Ration Fraction” means a fraction of which the numerator is the number of days Executive was employed since the last anniversary of such Grant Date through (and including) the termination date and the denominator of which is 365.
          (F) “Special Payment” means an amount equal to:

          (I) three (3) times the annual Base Salary currently payable to Executive immediately prior to the end of the Employment Period (or in the event a reduction in Base Salary is the basis for a Termination for Good Reason, then the Base Salary in effect immediately prior to such reduction) with such amount being paid in a lump sum payment no later than ten (10) days following the seventh-month anniversary of the date of the Executive’s termination event; and
          (II) three (3) times the Target Incentive Compensation for the calendar year in which the Employment Period ends pursuant to Section 6(a), with such Target Incentive Compensation being paid in a lump sum payment no later than ten (10) days following the seventh-month anniversary of the date of the Executive’s termination event.
          (G) “Target Incentive Compensation” means:
          (I) with respect to the Basic Payment, with respect to any calendar year, the annual actual Incentive Compensation Executive would have been entitled to receive under Section 4(b) for such calendar year based on actual performance results, if any, had he remained employed by the Company for the entire calendar year, but then pro-rated based on the actual number of days that the Executive was employed by the Company during such calendar year with respect to which such Incentive Compensation relates; and
          (II) with respect to the Special Payment, with respect to any calendar year, the annual Incentive Compensation Executive would have been entitled to receive under Section 4(b) for such calendar year had he remained employed by the Company for the entire calendar year and assuming that all targets for such calendar year had been met.
          (H) “Vested Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency and payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.
          (f) Resignation upon Termination. Effective as of any Date of Termination under this Section 6, Executive shall resign, in writing, from all positions then held by him with the Company and its affiliates.
          (g) Payment Following a Change of Control. If the aggregate of all payments or benefits made or provided to Executive under Section 6(e)(iii)(A), if applicable, and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 6(g) shall be made by the Company’s independent auditor or, if such independent auditor is unwilling or unable to serve in this capacity, such other nationally recognized accounting firm selected by the Company with the consent of the person serving as the Chief Executive Officer of the Company immediately prior to the Change of Control, which consent shall not be unreasonably withheld (the “Auditor”). Notwithstanding anything to the contrary, any Aggregate Payment pursuant to this Section 6(g) shall be paid no later than December 31 of the year following the year in which the Executive pays the applicable Excise Tax, and no earlier than the first day of the seventh month following such Executive’s termination date.
          (h) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 6 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment with the Company and its subsidiaries and, as a condition to payment of any such amounts that are in excess of the Earned Compensation and the Vested Benefits, following the Date of Termination and if requested by the Company, Executive shall execute a release in favor of the Company in the form approved by the Company.
          (i) No Mitigation; No Offset. In the event of any termination of employment under this Section 6, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided with regard to the continuation of benefits in Section 6(e)(vi).
     7. Noncompetition and Confidentiality.
          (a) Noncompetition. During the Employment Period and, in the event that Executive’s employment is terminated for any reason other than death, a Termination Without Cause or a Termination for Good Reason, for a period of 12 months following the Date of Termination (the “Post-Termination Period”), Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition and, in the case of the Post-Termination Period, at the Date of Termination.
          (b) Confidentiality. Without the prior written consent of the Company, except:
          (i) in the course of carrying out his duties hereunder; or

          (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency,
Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Section 7(b)).
          (c) Company Property. Promptly following termination of Executive’s employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his/her control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.
          (d) Non-Solicitation of Employees. During the Employment Period and during the one year period following any termination of Executive’s employment for any reason, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.
          (e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Section 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
     8. Miscellaneous.
          (a) Survival. Sections 5(d) (relating to the Company’s obligation to indemnify Executive), 6 (relating to early termination), 7 (relating to noncompetition, nonsolicitation and confidentiality) and 8(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or an early termination pursuant to Section 6 hereof.
          (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company

(regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Section 8(d).
          (c) Assignment. Except as provided under Section 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
          (d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
          (e) Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall, at the election of Executive or the Company, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Company. Unless the arbitrator determines that Executive did not have a reasonable basis for asserting his position with respect to the dispute in question, the Company shall also reimburse Executive for his reasonable attorneys’ fees incurred with respect to any arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises (other than the amounts which are the subject of such dispute).
          (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he understands it and its legal consequences.
          (g) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to execute and deliver this Agreement. The Company has taken all action required by law, the Certificate of Incorporation, its

By-Laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
          (h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Section 7(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.
          (i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
          If to the Company:
Two Westbrook Corporate Center- Suite 1070
Westchester, IL 60154
Attention: General Counsel
Fax No.: (708) 409-1162
          If to Executive:
1833 Morgan Circle
Naperville, IL 60565
          (k) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
          (l) Headings. Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
          (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.
          (o) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

TREEHOUSE FOODS, INC.

By:	/s/ Sam K. Reed

Name: Sam K. Reed
Title: Chief Executive Officer

EXECUTIVE:
/s/ Dennis F. Riordan

Dennis F. Riordan